Exhibit 23.1




                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Financial Guaranty Insurance Company:

         We consent to the use of our report dated February 14, 2003 on the predecessor basis financial statements of Financial Guaranty Insurance Company as of December 31, 2002, and for each of the years in the two-year period ended December 31, 2002, included in the Form 8-K of Alabama Power Company (the "Registrant"), which is incorporated by reference in the registration statement (No. 333-110950) and to the reference to our firm under the heading "Experts" in the Prospectus Supplement of the Registrant relating to the Alabama Power Company Series AA 5-5/8% Senior Notes due April 15, 2034.



/s/ KPMG LLP

New York, New York
April 8, 2004